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                                                                     EXHIBIT 2.1



                                 FIRST AMENDMENT
                           TO ASSET PURCHASE AGREEMENT


         THIS FIRST AMENDMENT To Asset Purchase Agreement (this "First Amendment") is made by and among HEALTHCARE RECOVERIES, INC., a Delaware corporation ("Purchaser" or "Company"), MEDCAP MEDICAL COST MANAGEMENT, INC., a California corporation ("Seller") and MARCIA DEUTSCH, a resident of the State of California and the sole shareholder of Seller (the "Shareholder"), as of the 8th day of December, 1999.

                              W I T N E S S E T H;

         WHEREAS, Seller sold to Purchaser and Purchaser purchased from Seller substantially all of the assets and properties of the Business, and Purchaser assumed certain of the liabilities of the Business on February 15, 1999, all in accordance with the terms and conditions of an Asset Purchase Agreement by and among Purchaser, Seller, and Shareholder, dated as of December 4, 1998 (the "Asset Purchase Agreement");

         WHEREAS, the Asset Purchase Agreement provides that the Purchase Price for the Assets shall include an Initial Installment Payment and a Final Installment Payment; and

         WHEREAS, Seller and Shareholder propose to amend the Employment Agreement by and between the Company and Shareholder dated as of February 15, 1999 (the "Employment Agreement").

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Capitalized terms used and not otherwise defined herein shall have the same meaning as ascribed to them in the Asset Purchase Agreement.

                  2. Section 1.5 of the Asset Purchase Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:

                  "Section 1.5. The Purchase Price. The purchase price for the assets shall be an amount equal to (i) Ten Million Dollars ($10,000,000), plus (ii) the Final Installment Payment (as hereinafter defined), plus (iii) the Negotiated Settlement Revenue (as hereinafter defined) for the Applicable Prior Period (as hereinafter defined) (collectively, the "Purchase Price"); provided, however, that the amount of the Purchase Price shall be subject to adjustment pursuant to
         Section 1.6 hereof based upon the Final Closing Date Balance Sheet (as hereinafter defined)."

                  3. Section 1.6 of the Asset Purchase Agreement is deleted in its entirety and the following shall be substituted in lieu thereof:





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                  "Section 1.6 Preliminary Closing Payment; Net Working Capital
                  Adjustment Final Installment Payment; Negotiated Settlement Revenue.

                           (a) On the Closing Date, Purchaser shall deliver to Seller an amount equal to the sum of Ten Million Dollars ($10,000,000) and the Preliminary Working Capital Amount (as hereinafter defined); which sum shall be referred to as the "Preliminary Closing Payment."

                           (b) On the Working Capital Settlement Date (as hereinafter defined), Purchaser shall deliver to Seller an amount equal to any Positive Working Capital Balance (as hereinafter defined) or Seller shall deliver to Purchaser an amount equal to any Negative Working Capital Balance (as hereinafter defined), as the case may be.

                           (c)      On the Final Installment Date (as
                  hereinafter defined), Purchaser shall deliver to Seller an amount equal to the Final Installment Payment.

                           (d) On or prior to the fifteenth day of each calendar month commencing with the first full calendar month following the calendar month in which the Final Installment Date occurs and continuing for each calendar month thereafter through January 15, 2001 (each, a "Negotiated Settlement Payment Date"), Purchaser shall deliver to Seller an amount equal to the Negotiated Settlement Revenue for the Applicable Prior Period, together with a schedule which sets forth in reasonable detail how such Negotiated Settlement Revenue for the Applicable Prior Period was calculated and the relevant components thereof (the "Negotiated Revenue Schedule").

                           (e) On or prior to the Closing Date, Seller shall prepare and deliver to Purchaser a balance sheet of the Business as of the Closing Date (or as close thereto as is reasonably practicable), which balance sheet shall be prepared in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied (the "Preliminary Closing Date Balance Sheet"), together with a certificate executed by Shareholder attesting that the Preliminary Closing Date Balance Sheet has been prepared in accordance with the requirements of this Section 1.6(e).

                           (f) On the Closing Date, Purchaser and Seller shall instruct the Independent Accountants (as hereinafter defined) to audit the Preliminary Closing Date Balance Sheet and deliver to Purchaser and Seller not later than forty-five
                  (45) days following the Closing Date a preliminary draft of such audited balance sheet of the Business as of the Closing Date, which preliminary draft shall be prepared in accordance with GAAP consistently applied. Purchaser and Seller shall have fifteen (15) days following receipt of such preliminary draft of the audited balance sheet of the Business to provide the Independent Accountants with any comments, input and supporting documentation they may consider relevant with respect to the preparation of such preliminary draft of the audited



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                  balance sheet of the Business. In order to facilitate such review, Purchaser and Seller shall have access to all work papers and calculations the Independent Accountants used in preparing the preliminary draft of the audited balance sheet of the Business. The Independent Accountants thereafter shall finalize such preliminary draft of the audited balance sheet of the Business no later than sixty five (65) days from the Closing Date and shall deliver the same to Purchaser and Seller (the "Final Closing Date Balance Sheet"). Purchaser and Seller agree to reasonably cooperate with the Independent Accountants and each other to facilitate the preparation of the Final Closing Date Balance Sheet. As used herein, the term "Independent Accountants" shall mean the Louisville, Kentucky office of PricewaterhouseCoopers, LLP or such other nationally recognized accounting firm as Purchaser and Seller shall mutually agree to designate as such for purposes of this
                  Section 1.6.

                  (g) For purposes hereof, the (i) "Preliminary Working Capital Amount" shall mean an amount equal to the difference between the current assets and the current liabilities of the Business as of the Closing Date, each as set forth on the Preliminary Closing Date Balance Sheet; (ii) "Positive Working Capital Balance" shall mean the amount, if any, by which the Final Working Capital Amount (as hereinafter defined) shall exceed the Preliminary Working Capital Amount; (iii) "Negative Working Capital Balance" shall mean the amount, if any, by which the Preliminary Working Capital Amount shall exceed the Final Working Capital Amount; (iv) "Final Working Capital Amount" shall mean an amount equal to the difference between the current assets and the current liabilities of the Business as of the Closing Date, each as set forth on the Final Closing Date Balance Sheet; (v) "Working Capital Settlement Date" shall mean the fifth (5th) business day following the date of receipt by Purchaser and Seller of the Final Closing Date Balance Sheet; (vi) "Final Installment Date" shall mean February 15, 2000, provided, however, that upon consummation of a Change in Control Event (as hereinafter defined) prior to February 10, 2000, the Final Installment Date shall be the fifth business day after the effective date of such Change in Control Event (but in no event later than February 15, 2000);
                  (vii) "Final Installment Payment" shall mean an amount equal to the sum of Four Million Five Hundred Seventeen Thousand Dollars ($4,517,000.00) and the Negotiated Settlement Revenue for the Applicable Prior Period, if any; provided, however, that in the event the Final Installment Date takes place prior to February 15, 2000 due to a Change in Control Event, then the amount of Four Million Five Hundred Seventeen Thousand Dollars ($4,517,000.000) shall be reduced by an amount equal to the Discount Factor Amount (as hereinafter defined); (viii) "Negotiated Settlement Revenue" shall mean fifty percent (50%) of the fees actually received by the Business under the contracts listed on Exhibit 1.6(g)(viii)(1) hereto with respect to the claims identified on Exhibit 1.6(g)(viii)(2) hereto during the Applicable Prior Period less fifty percent (50%) of the costs and expenses incurred by the Business in collecting such fees, limited to, any auditor or prepper fees, hospital audit fees, medical record pull fees or travel expense reimbursement directly associated with the collection of such fees ("Collection Costs"); (ix) "Change in Control Event" shall mean



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                  acquisition by a person or entity or "group" of related
                  persons (as defined in Rule 13(d) of the Securities Exchange Act of 1934, as amended), of greater than fifty-one percent (51%) of the capital stock of the Company, a merger in which the shareholders of the Company prior to the merger do not own fifty-one percent (51%) or more of the capital stock of the surviving corporation to the merger or the sale of all or substantially all of the assets of the Company; (x) "Applicable Prior Period" shall mean the period from November 15, 1999 through the day immediately preceding the Final Installment Date with respect to the calculations of the Negotiated Settlement Revenue, if any, due Seller on the Final Installment Date, shall mean the period from the Final Installment Date through the end of the calendar month in which the Final Installment Date occurs with respect to the first Negotiated Settlement Payment Date following the Final Installment Date and shall mean the immediately preceding full calendar month with respect to each subsequent Negotiated Settlement Payment Date up to and ending on January 15, 2001 as the case may be; (xi) "Discount Factor Amount" shall mean an amount equal to the product obtained by multiplying the Final Installment Payment calculated without application of the proviso set forth in Section 1.6(g)(vii) hereof by the Applicable Discount Factor (as hereinafter defined); (xii) "Applicable Discount Factor" shall mean the product obtained by multiplying .075 by the quotient obtained by dividing the number of days that the Final Installment Date precedes February 15, 2000 by 365.

                           (h) All amounts to be delivered to a party pursuant to this Section 1.6 hereof shall be delivered by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided by the party entitled to such payment.

                           (i) All fees and expenses of the Independent Accountants incurred in connection with the preparation of the Final Closing Date Balance Sheet shall be paid by the Purchaser.

                           (j) Seller shall have ten (10) business days from receipt of a Negotiated Revenue Schedule to object to the calculation of the Negotiated Settlement Revenue set forth therein, and if Seller fails to provide Purchaser with written notice of such objection in accordance with Section 9.1 of this Agreement within such ten (10) business day period, Seller will be deemed to have accepted such calculation for all purposes hereof. Any such written notice of objection to the calculation of the Negotiated Settlement Revenue shall state in reasonable detail the basis and grounds for such objection. In the case of an objection, the parties agree to negotiate in good faith to resolve the disputed matter for a period of twenty (20) business days from the date of receipt by Purchaser of the notice of objection. If the parties fail to resolve the disputed matter in the 20 business day time period set forth above, the parties agree to mutually designate, within seven (7) days following the end of such time period, a nationally recognized accounting firm, other than PricewaterhouseCoopers LLP, to resolve such dispute and such firm shall finally and conclusively resolve such dispute.



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         Notwithstanding any provision herein to the contrary, the costs and expenses of the services of such nationally recognized accounting firm shall be paid by the non-prevailing party. The nationally recognized accounting firm shall determine whether the Purchaser, on the one hand, or the Seller and Shareholder, on the other hand, is the non-prevailing party or parties for purposes of paying costs and expenses. Each of the parties hereto agrees to execute such documents requested by such nationally recognized accounting firm relating to such firm's resolution of the dispute.

                  4. Upon written request of the Seller at any time prior to September 30, 2000, the Company and Seller shall immediately execute and deliver the Escrow Agreement to National City Bank of Kentucky ("Escrow Holder") pursuant to which the Company shall deposit, within five (5) business days, Seven Hundred Fifty Thousand Dollars ($750,000.00) into an escrow account (the "Escrow Account") with Escrow Holder. Immediately upon the Company or its Stockholders entering into an agreement which will result in a Change of Control Event, the Company shall give Seller written notice of such event. The Escrow Account is to be established for the purpose of satisfying the Company's obligations to make Negotiated Settlement Revenue payments to Seller, under Section 1.6(g) of the Asset Purchase Agreement as amended hereby. The Escrow Agreement shall be in form and substance mutually agreed upon by the Company, Seller and Escrow Holder and shall provide, among other things, that the Company shall be entitled to all interest paid with respect to the Escrow Account, the Company shall pay all fees payable to Escrow Holder with respect to the Escrow Account and the funds in the Escrow Account shall be released to the Company on January 15, 2001. The Company and Seller agree to execute the Escrow Agreement and attach such form hereto as Exhibit 4 within seven (7) days from the date hereof. As an inducement for the Company to agree to establish the Escrow Account, Seller agrees that during the term of the Escrow Agreement it shall pay to the Company on a quarterly basis, an amount equal to the amount, if any by which the average interest rate earned on the monies in the Escrow Account during the immediately preceding calendar quarter is less than the average interest rate the Company pays on the line of credit; applied to the average outstanding balance in the Escrow Account for the immediately preceding quarter.

                  5. Exhibit 1.7 to the Asset Purchase Agreement is deleted in its entirety and the Exhibit 1.7 attached hereto shall be substituted in lieu thereof.

                  6. From the date hereof through December 31, 2000, Purchaser will provide Shareholder with access to and the right to use the reports, software, and computers of Purchaser to the extent reasonably necessary and only to enable Shareholder to negotiate


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         settlements of the claims listed on Exhibit 1.6(g)(viii)(2)
         (collectively, the "Claims") and to collect negotiated settlement amounts of the Claims. Purchaser will provide Shareholder with documentation authorizing her to negotiate with respect to the Claims on behalf of Purchaser, provided, however, in order for the revenues from the settlement of a Claim to be included in the calculation of Negotiated Settlement Revenue, such settlement of Claim must be approved in advance and in writing by a member of the Purchaser Management Group listed on Exhibit 6 or by any other person identified by Purchaser as having the authority to approve settlements of Claims and whose name is provided to Shareholder in accordance with the provisions of Section 9.1 of the Asset Purchase Agreement.

                  7. Throughout the period commencing with the date hereof and having a duration of one hundred twenty (120) days, Shareholder agrees to assist Purchaser with transitioning the Business relationships with current Business customers to a person or persons designated by Purchaser. Shareholder further agrees: (i) to use her reasonable best efforts to maximize Negotiated Settlement Revenue; (ii) to honor her representations, undertakings, covenants, and agreements under Sections 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of the Employment Agreement, and (iii) not to make a claim after the Final Installment Date for any wages, back pay, severance pay, vacation and/or accrued sick leave days, incentive or any other benefits, notwithstanding the representation contained in Section 3 of the agreement of even date, herewith between Shareholder and Purchaser.

                  8. Except as expressly set forth herein, all of the provisions of the Asset Purchase Agreement shall remain in full force and effect.

                  9. Amendment. The provisions of the First Amendment may be waived, altered, amended or repealed, in whole or in part, only upon the prior written consent of Company, Seller and Marcia Deutsch.

                 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

                 11. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.










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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

Attest:                                   HEALTHCARE RECOVERIES, INC.


By: /s/ Douglas R. Sharps                 By: Robert G. Bader, Jr.
    ------------------------------            ---------------------------------
Title: Executive Vice President           Title: Executive Vice President
       ---------------------------               ------------------------------
       and CFO
      ----------------------------
Attest:                                   MEDCAP MEDICAL COST
                                          MANAGEMENT, INC.

By: /s/ Douglas R. Sharps                 By: Marcia Deutsch
    ------------------------------            ----------------------------------
Title: Executive Vice                     Title: President
       ---------------------------               -------------------------------
       President and CFO
       ---------------------------
                                          SHAREHOLDER

                                          /S/ Marcia Deutsch
                                          -------------------------------------
                                          Marcia Deutsch